EXHIBIT 10.17

LICENSE AGREEMENT

License (this “Agreement”) made as of April 13, 2006, by and between Acuity Pharmaceuticals, Inc., a Delaware corporation, with its principal offices at 3701 Market Street, Philadelphia, PA, 19104 (“Acuity”) and Pathogenics, Inc., a Delaware Corporation with its principal offices at 99 Derby Street, Suite 200, Hingham, MA 02043 (“Pathogenics”). (Acuity and Pathogenics are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

BACKGROUND

WHEREAS, Acuity is engaged in the research, development and commercialization of ophthalmic pharmaceutical products;

WHEREAS, Pathogenics is a biopharmaceutical company engaged in the acquisition, development and commercialization of novel therapeutics that have potential significant commercial viability and that target certain unmet market needs;

WHEREAS, Pathogenics has exclusively licensed rights to N-Chlorotaurine, a chemical substance produced within the body by white blood cells during an inflammatory reaction (“N-Chlorotaurine”), initially developed by researchers at the University Hospital of Innsbruck and the Institute of Hygiene and Social Medicine, Leopold-Franzens-University of Innsbruck, Austria (the “Institute”);

WHEREAS, Acuity and Pathogenics believe that N-Chlorotaurine could be developed into an efficacious treatment for conjunctivitis and other related ocular conditions;

WHEREAS, researchers at the Institute are preparing to conduct clinical trials in Austria (the “Austrian Clinical Trials”) to determine if N-Chlorotaurine can be used as an efficacious treatment for conjunctivitis and other related ocular conditions;

WHEREAS, Acuity desires to obtain from Pathogenics, and Pathogenics desires to grant to Acuity, an exclusive worldwide license to all of Pathogenics’ rights in and to N-Chlorotaurine for the development and commercialization of ophthalmic pharmaceutical products for use in humans in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. “Owns” or “Ownership” means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation’s voting securities or a comparable equity interest in any other type of entity.

“Agency” means the FDA or any governmental regulatory authority responsible for granting approvals for the sale of Licensed Products in the United States or any foreign country.

“Agreement” means this Agreement, together with all exhibits and attachments.

“Clinical Trials” means all trials and studies of the application of Licensed Products in humans or clinical studies performed by Acuity for any purpose including without limitation for purposes of obtaining regulatory approval in the United States or any foreign country and marketing Licensed Products in the United States or any foreign country.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development and commercialization of Licensed Products, such efforts shall be substantially equivalent to those efforts and resources commonly used by a bio-pharmaceutical company for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product, alternative products and other relevant factors.

“Confidential Information” has the meaning set forth in Section 6.1.

“Effective Date” means the day and year first indicated above.

“EMEA” means the European Medicines Evaluation Agency, or any successor thereto.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Field of Use” means the treatment of ophthalmic diseases or infection, such as but not limited to, viral conjunctivitis, bacterial conjuctivitis and herpetic keratitis.

“Fiscal Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“IND” means an “investigational new drug application” as defined by the United States Food, Drug, and Cosmetic Act, as amended (the “Act”), and applicable FDA rules and regulations or a foreign equivalent.

“Licensed Products” means products whose manufacture, use or sale would, but for the existence of this Agreement, infringe a valid claim of the Pathogenics Patent Rights.

“MHW” means the Ministry of Health and Welfare of Japan, or any successor thereto.

“NDA” means a “new drug application,” as defined in the Act and applicable FDA rules and regulations, including an application of the type described in section 505(b)(2) of the Act.

“Net Sales” means the total gross proceeds to Acuity on sales to Third Parties representing sales actually collected by Acuity and its Affiliates, less deductions for the following to the extent actually paid or allowed with respect to the such sales:

(a) sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale, after giving effect to any rebates or refunds relating to such taxes or duties received by Acuity;

(b) rebates and chargebacks (including rebates to social and welfare systems) actually paid;

(c) allowances, chargebacks, and credits to Third Parties on account of rejected, damaged, outdated, returned, withdrawn, or recalled product or on account of retroactive price reductions affecting such product; and

(d) amounts paid to Third Parties on account of rebate payments, including Medicaid rebates.

Taxes, the legal incidence of which is on the purchaser and separately shown on Acuity’s or its Affiliates’ invoices, and transportation, insurance and postage charges, if prepaid by Acuity or its Affiliates and billed on Acuity’s or its Affiliates’ invoices as a separate item, shall not be considered a component of Net Sales. Components of Net Sales shall be determined in the ordinary course of business in accordance with Acuity’s historical practice and using the accrual method of accounting in accordance with GAAP.

The supply of a product as commercial samples or for use in clinical trials or studies shall not be included within the computation of Net Sales.

Where (i) a product is sold by Acuity or an Affiliate as one of a number of items without a separate price; or (ii) the consideration for a product shall include any non-cash element; or (iii) the product is transferred by Acuity or an Affiliate in any manner other than an invoiced sale, the Net Sales price applicable to any such transaction shall be deemed to be Acuity’s average Net Sales price for the applicable quantity of a product to the relevant class of customers at that time.

“Net Sublicense Payments” means (a) cash payments made to Acuity in consideration of the sublicense; and (b) the fair market value of any non-cash consideration received by Acuity from a sublicense in consideration of the sublicense other than; provided, however that the following shall not be included in the calculation of Net Sublicense Payments (i) reasonable amounts received in exchange for equity investments in Acuity by a sublicensee, (ii) sponsored research funding paid to Acuity by a sublicensee in a bona fide transaction for future research to be performed by Acuity; (iii) payments for consulting services actually performed by Acuity in a bona fide transaction at arms length rates; and (iv) intellectual property rights received by Acuity from a sublicensee, including, but not limited to, licenses or sublicenses to intellectual property rights, covenants not to compete against Acuity, or agreements not to assert claims against Acuity.

“Patents” means all valid claims in all patent applications, and all foreign patents and patent applications based thereon, including any continuations, divisionals, continuations-in-part, extensions, reissues and re-examinations of any of the foregoing and all patents issuing from any of the foregoing applications.

“Pathogenics Improvements” means any improvements to the Pathogenics Patent Rights and Pathogenics Know-how, in each case owned by Pathogenics as of the date hereof, that are conceived, created, developed, and/or otherwise invented by Pathogenics, by Acuity.

“Pathogenics Intellectual Property” means the Pathogenics Patent Rights, Pathogenics Improvements, and the Pathogenics Know-how.

“Pathogenics Know-how” means Technical Information owned, developed, or controlled by Pathogenics as of the date of this Agreement or during the Term of this Agreement.

“Pathogenics Patent Rights” means any valid claim of any Patent issued based on a patent application previously or hereafter filed by or on behalf of Pathogenics or previously or subsequently assigned, licensed, or granted to, or acquired by, Pathogenics, including without limitation Patents and patent applications based on Pathogenics Improvements. Exhibit A lists all the patents and patent applications giving rise to Pathogenics Patent Rights as of the date of this Agreement.

“Technical Information” means all techniques and data and other know-how and technical information, including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies and data, test data, analytical and quality control data, manufacturing data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, manufacture, production, quality control, storage, distribution and sale of N-Chlorotaruine or and any of its derivatives or analogs.

“Third Party” means any entity other than Pathogenics or Acuity or their Affiliates.

ARTICLE II

LICENSE GRANT; Diligence Obligation

2.1. License Grants to Acuity. Pathogenics hereby grants to Acuity, and Acuity hereby accepts from Pathogenics, a sole and exclusive (even as to Pathogenics) irrevocable right and license, including the right to sublicense, under and to Pathogenics Intellectual Property to make, have made, use, sell, offer for sale, import or otherwise commercialize N-Chlorotaurine and Licensed Products in the Field of Use with any territory.

2.2. Technology Transfer and Assistance. Pathogenics shall provide reasonable assistance to Acuity to effect the orderly transfer to Acuity of Pathogenics Know-How, including the transfer to Acuity of all Pathogenics Materials. Pathogenics will use reasonable efforts to provide this assistance to Acuity as soon as practicable. Pathogenics shall cooperate with Acuity in connection with efforts to develop and commercialize N-Chlorotaurine in the Field of Use.

2.3. No Restrictions on Business. Pathogenics agrees that Acuity is in the business of developing, and selling ophthalmic pharmaceutical products and that, subject to Section 3.2, nothing in this Agreement shall be construed as restricting such business or imposing on Acuity the duty to develop, register, market, and/or to sell Licensed Products hereunder to the exclusion of or in preference to any other product or otherwise preclude Acuity from developing other pharmaceutical products. Correspondingly, except as set forth herein, nothing herein shall be construed as restricting the business of Pathogenics.

2.4. Diligence: Development and Commercialization. Acuity shall use Commercially Reasonable Efforts to develop and commercialize the Licensed Product. The obligations set forth in this Section 2.4 are expressly conditioned upon the absence of any serious adverse conditions or event relating to the safety or efficacy of the Technology or Product including the absence of any action by any regulatory authority limiting the development or commercialization of the Technology or Product.

2.5. Sublicenses. Acuity shall have the right to grant sublicenses to any Third Party to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of the Technology or Product for use in the Field-of-Use and the Territory; provided, however that any such sublicense shall be consistent with the terms of this Agreement. In the event that Acuity proposes to grant a sublicense to any Third Party, Acuity shall give Pathogenics a written notice prior to entering into the sublicense describing the proposed sublicense, including the specific rights proposed to be sublicensed and the material commercial and professional terms of the proposed sublicense. Acuity shall also provide Pathogenics with a copy of any sublicense agreements. Upon any termination of this Agreement pursuant to Section 9.2, Pathogenics may elect to have any existing sublicense agreement(s) survive and be assigned by Acuity to Pathogenics provided that (i) the sublicensee is not in breach of its sublicense agreement at the time of such termination of this Agreement, and (ii) any sublicensee who desires its sublicense to survive shall promptly agree in writing to be bound by the applicable terms of and assume all obligations of Acuity under this Agreement.

ARTICLE III

AUSTRIA DEVELOPMENT PROGRAM

3.1. Austrian Clinical Trials. Acuity will have non-exclusive rights to all data resulting from the Austrian Clinical Trials. Pathogenics will use its best efforts to cause the researchers at the Institute and any person participating in the Austrian Clinical Trials to provide Acuity with all data resulting from such trials. Acuity shall treat all information disclosed to it under this Section 3.1 as Confidential Information (as herein defined).

3.2. Austrian Trial Acceleration Funding.

(a) Upon the completion of a Phase I clinical trial in Austria to study N-Chlorotaurine in the Field of Use, Pathogenics will use its best efforts to cause the researchers at the Institute and any person participating in the Austrian Clinical Trials to prepare, or cause to be prepared, and deliver to Acuity a final report for the Phase I clinical trial (the “Final Report”). Acuity shall treat all information disclosed to it under this Section 3.2 as Confidential Information (as herein defined).

(b) The scope and form of the Final Report shall be mutually agreed upon by Pathogenics and Acuity prior to its delivery.

(c) Acuity shall have thirty (30) days from the delivery of the Final Report to determine, in Acuity’s sole reasonable discretion, if the Final Report justifies the initiation of a Phase II clinical trial in Austria.

(d) If Acuity determines that the Final Report justifies the initiation of a Phase II clinical trial in Austria:

(i) Acuity shall make available to the Institute and or the Phase II clinical investigators, up to $[*  Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.**] to be used to accelerate the Phase II clinical trial. Acuity, Pathogenics, and the researchers Institute and or the Phase II clinical investigators will jointly determine how this money will be utilized.

(ii) Acuity shall use its Commercially Reasonable Efforts to initiate chemistry, manufacturing and pre-clinical activities as are necessary to file an IND with the FDA to initiate a phase I clinical trial in the United States using N-Chlorotaurine as a treatment for an ophthalmic indication. Acuity shall own all right, title, and interest in any data generated in the course of such activities and all applications and data submitted to the any Agency. Acuity will provide Pathogenics with any data generated in the course of such activities and all applications and data submitted to any Agency, and Pathogenics will have non-exclusive rights to this information for research and development activities outside the Field of Use. Pathogenics shall treat all information disclosed to it under this Section 3.2 as Confidential Information (as herein defined).

(e) If Acuity determines that the Final Report fails to justify the initiation of a Phase II clinical trial in Austria and Pathogenics reasonably disagrees with this conclusion, Pathogenics shall have the right to terminate this Agreement upon thirty (30) days notice to Acuity of this determination if Acuity fails to reverse its determination during this thirty-day period.

ARTICLE IV

MILESTONES, FEES, AND ROYALTY PAYMENTS; ACCOUNTING

4.1. Austrian Phase I Clinical Trial Completion Fee. In consideration of the license grant provided by Pathogenics to Acuity, Acuity agrees to pay to Pathogenics a one time $[***] payment upon the successful completion of the Austrian Phase I clinical trial.

4.2. Milestone Payments. In consideration of the license grant provided by Pathogenics to Acuity, and conditioned upon Acuity having determined that the Final Report justifies the initiation of a Phase II clinical trial in Austria, Acuity agrees to pay to Pathogenics, the following milestone payments upon the successful completion of the milestones set forth below for the first Licensed Product hereunder:

	Payment	Sublicense
US Phase I Clinical Trial initiated	$[***]	[***]%
US Phase II Clinical Trial initiated	$[***]	[***]%
US Phase III Clinical Trial initiated	$[***]	[***]%
EMEA Filing	$[***]	[***]%
US NDA Filing	$[***]	[***]%
Japan MHW Filing	$[***]	[***]%
EMEA Approval	$[***]	[***]%
US NDA Approval	$[***]	[***]%
Japan MHW Approval	$[***]	[***]%

(a) Each of the foregoing payments shall be made only once. Thereafter, no additional Milestone Payments shall be due or payable by Acuity to Pathogenics for License Products.

4.3. License Fee. In consideration for the license granted to Acuity under Section 2.1 of this Agreement, Acuity agrees to pay to Pathogenics a one time $[***] license fee (“License Fee”) within 2 business days of the execution of this Agreement.

4.4. Royalty Payments. During the Term, Acuity will pay to Pathogenics a royalty on all Net Sales of Licensed Products sold by Acuity and its Affiliates equal to [***] percent ([***]%) of Net Sales of Licensed Products.

4.5. Sublicense Fees. During the Term, Acuity will pay to Pathogenics a sublicense fee in a decreasing range as set forth above in Section 4.2 from a maximum of [***] percent ([***]%) to a minimum of [***] percent ([***]%) of the Net Sublicense Payments received by Acuity from sublicensees who sell Licensed Products pursuant to a sublicense agreement with Acuity, the sublicense fee depending upon what milestone stage has been successfully completed. Prior to the successful completion of the first milestone as set forth above in Section 4.2, any Third Party sublicensee shall be treated for the purpose of this section as [***] of Acuity, and Acuity shall pay Pathogenics a [***] royalty on all Net Sales of Licensed Products sold by its [***] equal to [***] percent ([***]%) of Net Sales of Licensed Products as set forth above in Section 4.4.

***	Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

4.6. Withholding Taxes. Acuity shall be entitled to deduct from its payments to Pathogenics the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Acuity, or any taxes in each case required to be withheld by Acuity to the extent Acuity pays the appropriate governmental authority on behalf of Pathogenics such taxes, levies or charges. Acuity shall deliver to Pathogenics, upon reasonable request, proof of payment of all such taxes, levies and other charges and appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained.

4.7. Timing of Payments

(a) Acuity shall provide written notice to Pathogenics the satisfaction of such milestone trigger.

(b) Acuity will pay the applicable milestone payments within thirty (30) days of written notice of the achievement of the applicable milestone.

(c) Royalties and Sublicense Fees payable under Section 4.4 or Section 4.5 will be paid not later than sixty (60) days following the end of each Fiscal Quarter, or not later than sixty (60) days from the date that is as soon thereafter as may be practicable in order for Acuity to determine the royalty payable. All payments shall be accompanied by a report in writing showing for the quarter for which such royalty payment applies: (i) the Net Sales of Licensed Products for which royalties are required pursuant to Section 4.4 (along with a reasonably detailed description of the calculation thereof) in United States dollars; (ii) the Sublicense Fees payable pursuant to Section 4.5 in United States dollars; and (iii) the withholding taxes, if any, required by law to be deducted with respect to such royalties and Sublicense Fees and the amounts paid to the appropriate governmental authority with respect to such royalties and Sublicense Fees.

4.8. Minimum Annual License Fee. If total payments (including any payments required pursuant to Section 3.2 or Sections 4.1 through 4.5) required to paid to Pathogenics for the annual periods set forth below are less than the minimum amount set forth below, Acuity shall pay Pathogenics an amount (the “Annual Minimum Payment”) for that annual period equal to the difference between the total payments required for such annual period and the Annual Minimum Payment owing for that annual period. Such payment shall be made within forty five days of the end of each applicable year of this Agreement. For the year ended December 31, 2007, the Annual Minimum Payment shall be $[*  Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.**]. For the years ended December 31, 2008, 2009 and 2010, the Annual Minimum Payment shall be $[***]. For the years ended December 31, 2011 and 2012, the Annual Minimum Payment shall be $[***]. For the year ended December 31, 2013, the Annual Minimum Payment shall be $[***].

4.9. No Other Payments. Pathogenics acknowledges and agrees that other than the payments provided in this Article IV and Section 3.2(d)(i) and all other payment, indemnity and reimbursement obligations set forth in this Agreement, Pathogenics shall not be entitled to any amounts received by Acuity or its Affiliates and sublicensees from the use, commercialization, license or sale of its rights under this Agreement, regardless of the form or manner of payment (including milestones, royalties or other amounts).

4.10. Audit. Acuity shall maintain and shall require its Affiliates and sublicensees to maintain, at their respective offices accurate and complete books and records of the Net Sales of Licensed Products, consistent with sound business and accounting practices. Upon the written request Pathogenics, but not more than once in any calendar year, Acuity shall permit an independent certified public accounting firm of nationally recognized standing, selected by Pathogenics and acceptable to Acuity, to have access during normal business hours to such records of Acuity as shall be necessary to verify the accuracy of the royalty reports provided hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Pathogenics only whether the records are accurate or not and the specific details concerning any discrepancies, and shall provide a copy of its report to Acuity. No other information shall be shared. If the audit of royalties shows an underpayment of royalty payments by Acuity of more than the greater of (i) $25,000 or (ii) ten percent (10%), then the expenses of the audit of royalties shall be borne by Acuity; otherwise the expenses of the audit of royalties shall be borne by Pathogenics. If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, then Acuity shall pay the additional royalties or Pathogenics shall credit or pay Acuity such overpayment within thirty (30) days of the date that such accounting firm’s written report is delivered to the parties.

4.11. Confidential Financial Information. Each Party shall treat all financial information of the other Party as Confidential Information of the other Party, and shall retain and shall cause its employees and agents to retain, all such financial information in confidence.

ARTICLE V

CERTAIN PROVISIONS REGARDING PATENTS

5.1. Patent Filings, Prosecution and Maintenance of Pathogenics Patent Rights.

(a) Acuity shall have the first right, using in-house or outside legal counsel selected at Acuity’s sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such Pathogenics Patent Rights in the United States and any foreign country that Pathogenics chooses in its sole discretion, for which Acuity shall bear the costs relating to such activities. If Pathogenics licenses any of the Pathogenics Patent Rights to a Third Party for use outside the Field-of-Use, then Acuity shall be reimbursed or credited a pro-rata portion (i.e., in the event there is one other Third Party licensee - Acuity receives 50% reimbursement; two Third Party licensee’s - Acuity receives 67% reimbursement, etc.) of all patent prosecution and maintenance costs. Pathogenics patent attorney shall be involved in the preparation and prosecution of patent applications concerning Pathogenics Patent Rights. Acuity shall solicit Pathogenics’ advice and review of the nature and text of any such patent applications in reasonably sufficient time prior to filing thereof, and Pathogenics shall take into account Acuity’s reasonable comments related thereto. Pathogenics and Acuity shall treat all information disclosed to it under this Section 5.1 as Confidential Information (as herein defined).

(b) If Acuity elects not to file, prosecute or maintain any Pathogenics Patent Rights or any ensuing Patents or claims encompassed by any Pathogenics Patent Rights in the United States or any foreign country, Acuity shall give Pathogenics notice thereof within a reasonable period prior to allowing such patent applications or Patents or such claims encompassed by such patent applications or Patents to lapse or become abandoned or unenforceable, and Pathogenics shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world. Thereafter, Acuity’s license grant per Section 2.1 and all other license rights and royalty obligations under this Agreement related to that Pathogenics Patent Right in such country (and only in such country) shall terminate and such patent or patent application in such country shall no longer be deemed a part of this Agreement. The termination of license grant or other license rights shall not affect any other rights or obligations accrued by either Party prior to the effective date of such termination.

5.2. Enforcement of Pathogenics Patent Rights.

(a) In the event that a Party learns that any Pathogenics Patent Rights necessary for the development, manufacture, use and/or sale of any Licensed Product are infringed or misappropriated by activities of a Third Party in any country, or are subject to a declaratory judgment action arising from such infringement in such country, such Party shall promptly notify the other Party hereto.

(b) Pathogenics shall have the initial right (but not the obligation) to enforce such Pathogenics Patent Rights, or defend any declaratory judgment action with respect thereto, at its expense.

(c) In the event that Pathogenics fails to initiate a suit to enforce such Pathogenics Patent Rights against such a Third Party in any jurisdiction within sixty (60) days after notification of such infringement or decides that does not desire to defend such declaratory judgment action, Acuity may initiate such suit in the name of Pathogenics with regard to the applicable Pathogenics Patent Rights against such infringement or assume the defense of the declaratory judgment action, at the expense of Acuity. The Party involved in any such claim, suit or proceeding (the “Enforcing Party”), shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding and shall allow the other Party to participate in the action at the other Party’s sole cost and expense. Pathogenics and Acuity shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any remaining amounts shall be distributed between the Enforcing Party, with the Enforcing Party receiving 75% of any such net recovery and the other Party 25%.

5.3. Injunction and/or Failure to Obtain Third Party License. Without limiting any other remedy that may be available to Acuity under this Agreement, Acuity shall have the right to terminate this Agreement in its entirety or only as to the affected country, immediately upon written notice to Pathogenics if at any time during the term of this Agreement: (i) a permanent injunction is issued by a court of competent jurisdiction enjoining Acuity’s sale of Licensed Products in a country, or (ii) Acuity ceases the sale of Licensed Products in a country as a result of a failure of either Party to obtain, upon commercially reasonable terms, a license (or immunity from suit) from a Third Party alleging infringement in such country.

ARTICLE VI

CONFIDENTIALITY

6.1. Confidentiality and Non-Use Obligations. (a) During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, neither Acuity nor Pathogenics shall use, for any purpose other than the purposes of this Agreement, reveal or disclose to any Third Party information and materials disclosed by the other Party (whether prior to or during the Term of this Agreement), and marked as confidential or for which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party (the “Confidential Information”) without first obtaining the written consent of the other Party.

(b) The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information without first obtaining the written consent of the other Party, except (i) as may be required for securing regulatory approval, including pricing approval in the United States and any foreign country, or as may otherwise be required to be disclosed to an Agency in the United States and any foreign country; or (ii) as required in connection with any filings made by the Securities and Exchange Commission or similar non-U.S. regulatory authorities or by the disclosure policies of a major stock exchange. Each Party agrees that prior to the release or dissemination of the other Party’s Confidential Information to any Affiliate or sublicensee, such Party shall cause the person to whom such Confidential Information is to be released to be bound by a confidentiality agreement providing for a level of protection of such Confidential Information at least equivalent to the terms of this Article VI.

(c) These restrictions upon disclosure and use of Confidential Information shall not apply to any specific portion of Confidential Information which:

(i) is Confidential Information that can be demonstrated by the written records of the recipient to have already been in the possession of the recipient free of any restrictions as to its use or disclosure at the time of disclosure by the other Party;

(ii) is or later becomes available to the public, as evidenced by documents which were generally published, other than by the fault of the recipient; or

(iii) is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure and such Third Party does not place any restriction as to the use or disclosure on the recipient.

(d) Any patent applications and information therein filed or to be filed by either Party shall be deemed (i) to be Confidential Information of that Party subject to the provisions of this Article VI and (ii) to have been disclosed in confidence to the other Party.

(e) Notwithstanding the foregoing, the recipient may disclose any Confidential Information to the extent required by an order of any court or other governmental authority having competent jurisdiction, but only after the other Party is (i) notified in writing and provided with a copy of such order; and (ii) given an opportunity to prevent such disclosure or obtain reasonable protection for such Confidential Information. In any such event, the recipient shall cooperate fully with other Party in connection with obtaining any protective order or other appropriate remedy to prevent disclosure of Confidential Information.

(f) Notwithstanding the foregoing, the recipient may disclose any Confidential Information to any Agency as may be required by law or in connection with any application to test, sell or market a Licensed Product.

6.2. Press Releases and Public Announcements. Neither Party to this Agreement shall issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The restrictions provided in this Section 6.2 shall not apply to disclosures deemed by the Parties in their discretion to be required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or any similar non-U.S. regulatory authority, or by the disclosure policies of the Nasdaq Stock Market, Inc.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1. Legal and Governmental Compliance. Each Party shall comply with all laws, rules and regulations applicable to the activities undertaken by such Party hereunder.

7.2. Pathogenics Representations and Warranties. Pathogenics represents and warrants to Acuity that the following are true and correct as of the date hereof:

(a) Pathogenics is a Delaware corporation duly organized, validly existing, and in good standing under the laws of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all jurisdictions in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b) Pathogenics has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Pathogenics. This Agreement has been duly and validly executed by Pathogenics. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Pathogenics, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s right and remedies generally.

(c) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions herein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Pathogenics, or result in a breach of any term of the certificate of incorporation or by-laws of Pathogenics or any contract, agreement or other instrument to which Pathogenics is a party, except in each case to an extent not material.

(d) Pathogenics is the sole owner of the entire right, title and interest in and to the Pathogenics Patent Rights and no other Person (including any government) has any license, claim or other right or interest in or to the Pathogenics Patent Rights as of the Effective Date.

(e) To Pathogenics’ actual knowledge, the use of the Pathogenics Intellectual Property in the development, manufacture and sale of the License Products will not infringe, misappropriate or otherwise conflict with any intellectual property or other rights of any Third Party as of the Effective Date.

(f) Pathogenics is not aware of any infringement of the Pathogenics Patent Rights as of the Effective Date.

(g) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the Pathogenics Patent Rights pending against or, to Pathogenics’ knowledge, threatened against Pathogenics or its Affiliates in any court or by or before any governmental body or agency in the United States or any foreign country.

7.3. Representations and Warranties of Acuity. Acuity represents and warrants to Pathogenics that the following are true and correct as of the date hereof:

(a) Acuity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b) Acuity has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acuity. This Agreement has been duly and validly executed by Acuity. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Acuity enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(c) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Acuity or result in a breach of any term of the certificate of incorporation or by-laws of Acuity or any contract, agreement or other instrument to which Acuity is a party, except in each case to an extent not material. No authorization is required by Acuity for the execution, delivery, or performance of this Agreement by Acuity, except in each case to an extent not material.

7.4. Limitation on Warranties. Except as expressly provided in this Agreement, neither Party makes any representation or warranty to the other, whether express or implied, either in fact or by operation of law, by statute or otherwise, and both Parties specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose. In addition, each Party understands and agrees that neither Party warrants or commits that Licensed Products will be successfully developed, be submitted for applicable regulatory approval, receive applicable regulatory approval or be successfully marketed or commercialized. Without limiting the indemnity obligations set forth in Article XII for the items described therein, neither Party shall have liability or responsibility to the other Party for any such failure in the research and development, Agency approval, manufacturing, marketing or sales efforts, except to the extent such failure results from the Party’s willful misconduct or gross negligence.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification.

(a) Acuity Indemnification. Acuity agrees to indemnify and hold forever harmless Pathogenics and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense, liability, physical or emotional injury or death, or loss of service or consortium, including reasonable attorney’s fees (“Loss”) arising from or in connection with (i) the research, development, manufacture, use, offer for sale, sale or importation by Acuity or its Affiliates of Licensed, except for any Loss for which Pathogenics has agreed to indemnify Acuity pursuant to Section 9.1(b) below; (ii) the breach or inaccuracy of any representations, warranties or covenants made by Acuity in this Agreement; and (iii) the gross negligence or willful misconduct of Acuity or its Affiliates or any of their agents, directors officers or employees.

(b) Pathogenics Indemnification. Pathogenics agrees to indemnify and hold forever harmless Acuity and its Affiliates and each of their agents, directors, officers, and employees from and against any Loss arising from or in connection with: (i) Pathogenics’ or its Affiliates’ research and development activities in connection with any pharmaceutical product or the activities of any Pathogenics personnel in connection with the research, development, manufacture, use, sale, storage or handling of pharmaceutical products, except for any Loss for which Acuity has agreed to indemnify Pathogenics pursuant to Section 9.1(a) above; and (ii) the breach or inaccuracy of any representations, warranties or covenants made by Pathogenics in this Agreement, (iii) the gross negligence or willful misconduct of Pathogenics or its Affiliates or any of their agents, directors, officers or employees.

8.2. Procedure. A Party seeking indemnity hereunder (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) upon being notified or otherwise made aware of a suit, action or claim; provided that failure to provide such notice shall not affect the obligation of the Indemnifying Party to indemnify except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall defend and control any proceedings, and the Indemnified Party shall be permitted to participate at its own expense, unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the Indemnifying Party shall pay for the Indemnified Party’s separate counsel pursuant to Section 11.1 above. The Indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed). The Parties shall cooperate in the defense of any Third Party claim.

8.3. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE IX

TERM; TERMINATION

9.1. Term. This Agreement shall take effect as of the date hereof and upon the receipt of the License Fee by Pathogenics and shall continue in effect for shorter of (a) 20 years, or (b) the last to expire of the Pathogenics Patent Rights, unless earlier terminated in accordance with the provisions of this Article IX (such date being referred to as the “Termination Date”).

9.2. Termination of Agreement. This Agreement may be terminated:

(a) By Acuity at any for any reason whatsoever. Prior to exercising this termination right, Acuity shall (i) cease making, having made, using and selling any Licensed Products, (ii) revoke all sublicenses causing all sublicensees to cease making, having made, using and selling Licensed Products; and (ii) give notice to Pathogenics of such cessation and of Acuity’s election to terminate. Acuity will be required to pay all payments provided in Article IV which have been earned up and though such date that Acuity provides notice of its termination.

(b) By mutual written consent of each of Pathogenics and Acuity; or

(c) By either Acuity or Pathogenics, upon written notice to the other Party if (i) the other Party shall have been dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against the other Party and, in the event such a proceeding has been brought against the other Party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such Party’s creditors or a receiver of such Party’s assets has been appointed (a “Bankruptcy Event”); or

(d) By either Acuity or Pathogenics, upon ninety (90) days prior written notice, if the other Party is in material default, and fails to cure such breach within ninety (90) days following receipt of written notice from the non-breaching Party specifying the breach to be cured.

9.3. Surviving Rights. Termination of this Agreement for any reason shall be without prejudice to:

(a) The rights and obligations of the parties provided in Articles VI and VIII hereof, and the representations and warranties provided in Article VII, all of which shall survive such termination;

(b) Any other rights, obligations or liabilities which shall have accrued to the benefit of either Party prior to such termination (including without limitation Acuity’s obligation to pay all milestone and royalty payments which shall have accrued hereunder up to and including the effective date of such termination), all of which shall survive such termination; and

(c) Any other rights of remedies provided at law or in equity which either party may otherwise have against the other.

ARTICLE X

MISCELLANEOUS

10.1. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or loss on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

10.2. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to Acuity: to Acuity Pharmaceuticals, Inc. 3701 Market Street Philadelphia, PA, 19104 Attn: Dale R. Pfost, Ph.D.	With a copy to: Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, PA 19103 Attn: Ilan Katz

If to Pathogenics: to Pathogenics, Inc. 99 Derby Street, Suite 200 Hingham, MA 02043 Attn: Frederic P. Zotos, Esq.

or to such other person or entity or at such other address as any party shall designate by notice to the other in accordance herewith.

Notices provided in accordance with this Section 10.2 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9:00 a.m. and 5:00 p.m., local time of the recipient, on any Business Day, and as of 9:00 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail. The term “Business Day” as used in this Section 10.2 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of Delaware.

10.3. Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof. The Parties agree to submit to the personal jurisdiction in any Federal or State court of competent jurisdiction seated in the State of Delaware, and waive any objection as to venue or inconvenience of forum.

(b) The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of a Default or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Acuity and Pathogenics. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute, then the Parties agree to submit the Dispute to non-binding mediation on terms and procedures to be mutually agreed to for a period of ninety (90) days. Any mediation proceedings shall be treated as settlement discussions and therefore shall be confidential, and no mediator may testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party shall bear its own costs and expenses of mediation, and the Parties shall share equally the fees and expenses of the mediator.

(c) If the Dispute is not resolved through negotiations or mediation as set forth above, then either Party may commence litigation; provided, that this Section 10.3 shall not be construed to prevent a Party from seeking injunctive relief without observing the requirements of Section 10.3(b).

10.4. Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

10.5. No Agency. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

10.6. Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) subject to clause (ii) of this Section 13.6 the remainder of this Agreement, or the application of such term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable.

10.7. Entire Agreement. This Agreement, including the exhibits and schedules hereto as in effect from time to time pursuant to the terms hereof, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understanding between the parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

10.8. Assignment. No Party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Third Party, provided, however, that any Party may assign or transfer this Agreement to any Affiliate, provided that the assigning Party shall guarantee the performance of that Affiliate, or to any successor by merger of such Party, or to the Purchaser of all or substantially all of such assets of its business, without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

10.9. Facsimile Execution. This Agreement may be executed in facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution.

10.10. License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to the Pathogenics Intellectual Property are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that Acuity, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Acuity of its obligations under this Agreement. The parties further agree that, in the event Pathogenics elects to terminate this Agreement because of a Bankruptcy Event and Acuity elects to continue the licenses under this Agreement as contemplated by the preceding sentence, then Acuity shall be entitled, upon reasonable request, to have access, in confidence, to such of Pathogenics Intellectual Property not already in Acuity’s possession, as shall be reasonably necessary to make use of the license rights under this Agreement without participation by Pathogenics.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

ACUITY PHARMACEUTICALS, INC.

By:   /s/ Dale R. Pfost

Name: Dale R. Pfost
Title: President and Chief Executive Officer

PATHOGENICS, INC.

By:   /s/ Frederic P. Zotos

Name: Frederic P. Zotos
Title: President and Chief Executive Officer

EXHIBIT A

PATHOGENICS PATENT RIGHTS

1	DE 102005023198.5; Filing Date: May 14, 2005; entitled “Aqueous solutions containing chloramine which are free from di- and trichloroamine, as well as from ammonia.”

2	DE 102005038992.9; Filing Date: August, 16, 2005; entitled “Substance against protozoa and its application.”